Exhibit 99.1

Windtree Therapeutics Announces Reverse Stock Split

WARRINGTON, PA – April 28, 2020 – Windtree Therapeutics, Inc. (OTCQB: WINT), a biotechnology and medical device company focused on developing drug product candidates and medical device technologies to address acute cardiovascular and pulmonary diseases, today announced a 1-for-3 reverse stock split of its issued and outstanding common stock. The Company's common stock will begin trading on a split-adjusted basis at the opening of the OTCQB® Market on Wednesday, April 29, 2020 under the symbol “WINTD”. After 20 trading days, the symbol will revert to WINT. Effective with the reverse split, a new CUSIP number of 97382D 303 has been assigned to the Company’s common stock. The number of shares of common stock authorized under the Company’s Amended and Restated Certificate of Incorporation is unchanged at 120 million shares.

The Company is pursuing a strategy intended to result in the listing of its common stock on The Nasdaq Capital Market® (“Nasdaq”). The Company implemented the reverse stock split to increase the bid price of its common stock on the OTCQB® market and potentially assure compliance with Nasdaq’s initial listing requirement for minimum bid price. Before any listing of the common stock on Nasdaq could occur, Nasdaq will need to approve the Company’s application for listing. There can be no assurance that the Company will satisfy other applicable requirements for listing its common stock on Nasdaq or that the Company’s application to up-list its common stock will be approved.

On June 20, 2019, a majority of the Company’s stockholders approved the reverse stock split by a written consent. The written consent granted the board of directors the authority to implement and determine the exact split ratio, which was set by a committee of the board of directors at 1‐for‐3 on April 8, 2020. An amendment to the Company’s Amended and Restated Certificate of Incorporation to implement the reverse split stock was filed on April 28, 2020.

No fractional shares will be issued as a result of the reverse stock split. Stockholders who would otherwise be entitled to a fractional share will receive a prorated cash payment, without interest, based on the closing sales price on the OTCQB® Market of the Company’s common stock on the business day immediately preceding the effective date of the reverse stock split. The Company’s transfer agent, Continental Stock Transfer & Trust Company, which is also acting as the exchange agent for the reverse split, will send instructions to stockholders of record who hold stock certificates regarding the exchange of their old certificates for new certificates, should they wish to do so. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares.

About Windtree Therapeutics

Windtree Therapeutics, Inc. is a clinical-stage, biopharmaceutical and medical device company focused on the development of novel therapeutics intended to address significant unmet medical needs in important acute care markets. Windtree has three lead clinical development programs spanning respiratory and cardiovascular disease states, including istaroxime, a novel, dual-acting agent being developed to improve cardiac function in patients with acute heart failure and cardiogenic shock; AEROSURF®, an innovative combination drug/device product candidate that is designed to deliver the Company's proprietary synthetic, peptide-containing surfactant noninvasively to premature infants with respiratory distress syndrome (RDS); and rostafuroxin, a novel precision drug product being developed to target hypertensive patients with certain genetic profiles in the important group of patients with resistant hypertension. Windtree also has multiple pre-clinical programs, including potential heart failure therapies delivered orally that are based on SERCA2a mechanism of action.

For more information, please visit the Company's website at www.windtreetx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are based on information available to the Company as of the date of this press release and are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. Examples of such risks and uncertainties include: risks and uncertainties associated with the ongoing economic and social consequences of the COVID-19 pandemic, including any adverse impact on the company’s clinical trials or disruption in supply chain; the success and advancement of the clinical development programs for istaroxime, AEROSURF® and the Company’s other product candidates; the Company’s ability to secure significant additional capital as and when needed; the Company’s ability to access the debt or equity markets; the Company’s ability to manage costs and execute on its operational and budget plans; the results, cost and timing of the Company’s clinical development programs, including any delays to such clinical trials relating to enrollment or site initiation; risks related to technology transfers to contract manufacturers and manufacturing development activities; delays encountered by the Company, contract manufacturers or suppliers in manufacturing drug products, drug substances, aerosol delivery systems (ADS) and other materials on a timely basis and in sufficient amounts; risks relating to rigorous regulatory requirements, including that: (i) the FDA or other regulatory authorities may not agree with the Company on matters raised during regulatory reviews, may require significant additional activities, or may not accept or may withhold or delay consideration of applications, or may not approve or may limit approval of the Company’s product candidates, and (ii) changes in the national or international political and regulatory environment may make it more difficult to gain regulatory approvals and risks related to the Company’s efforts to maintain and protect the patents and licenses related to its product candidates; risks related to the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to service those markets; the Company’s ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; and the rate and degree of market acceptance of the Company’s product candidates, if approved. These and other risks are described in the Company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact Information:

John Tattory

Senior Vice President and Chief Financial Officer

215.488.9418 or jtattory@windtreetx.com